Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Camp4 Therapeutics Corporation for the registration of 10,795,804 shares of its common stock and 21,925,368 shares of its common stock issuable upon the exercise of pre-funded warrants and to the incorporation by reference therein of our report dated March 5, 2026, with respect to the consolidated financial statements of Camp4 Therapeutics included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
August 6, 2026